Exhibit 21.1

                       List of Subsidiaries of the Company

Consolidated Environmental Services, Inc., an Arkansas corporation.

Cierra, Inc., an Arkansas corporation, wholly-owned by Consolidated Environmental Services, Inc..

Eco-Acquisition, Inc., an Arkansas corporation, d/b/a Eco-Systems, Inc.

Exsorbet Administration, Inc., an Arkansas corporation.

Exsorbet Equipment Leasing, Inc., an Arkansas corporation.

Exsorbet Farms, Inc., an Arkansas corporation.

Exsorbet Industries, Inc., an Arkansas corporation.

Exsorbet Technical Services, Inc., an Arkansas corporation, d/b/a SpilTech Services, Inc.

Larco Environmental Services, Inc., an Louisiana corporation.

KR Industrial Service of Alabama, Inc., an Alabama corporation.

7-7, Inc., an Arkansas corporation.